UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 30 , 2011

Commission File Number:  001-15757

ImageWare Systems, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0224167
(IRS Employer Identification No.)

10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127
(Address of principal executive offices)

858-673-8600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant.

On June 30, 2011, the Audit Committee of the Board of Directors of ImageWare Systems, Inc., a Delaware corporation (the "Company"), dismissed Marcum LLP ("Marcum") as the Company's independent registered public accounting firm, and engaged Mayer Hoffman McCann P.C. ("MHM") as its independent registered public accounting firm. Our decision to dismiss Marcum and to engage MHM was approved by the Board of Directors of the Company on June 30, 2011 based on the Board's decision to reduce the expenses of completing the Company's audits of the financial statements for the fiscal years ended 2009, 2010 and subsequent periods. The Company intends to complete the required audits, and bring the Company current in its reporting obligations under the Securities Exchange Act of 1934.

On October 1, 2010, the Company's prior independent registered public accounting firm, Stonefield Josephson, Inc. ("Stonefield"), combined its practice with Marcum and began practicing in California and Hong Kong as "MarcumStonefield", a division of Marcum. Accordingly, effective October 1, 2010, Stonefield effectively resigned as the Company's independent registered public accounting firm and Marcum became the Company's independent registered public accounting firm. This change in the Company's independent registered public accounting firm was approved by the Audit Committee of the Company's Board of Directors on October 6, 2010.

The report of Stonefield on the consolidated financial statements for the Company for the fiscal year ending December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles. Stonefield's's opinion did contain a qualification raising substantial doubt about the Company's ability to continue as a going concern due to the Company's financial condition.

During the Company's two most recent fiscal years and the subsequent interim periods through the date of dismissal, there were no disagreements with Stonefield and subsequently Marcum on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for those periods. Marcum did not, however, render an opinion with respect to the Company's financial statements for the fiscal years ended 2009 and 2010, which financial statements will be audited by MHM.

On August 16, 2010, the Company filed a Current Report on Form 8-K indicating that the Company had determined that its financial statements for the three and six months ended March 31 and June 30, 2009, respectively, which are included in its Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009, should not be relied upon due to an error in such financial statements with respect to the accounting for certain derivative features of the Company's Series C and D Preferred Stock and certain warrants which were previously recorded as equity instruments in accordance with generally accepted accounting principles in effect through December 31, 2008. After discussion with the Company's Board of Directors and Marcum, the Company decided to restate the financial statements for the three and six months ended March 31 and June 30, 2009, respectively, and intends to file corrected reports for the affected periods. Other than as set forth above, for the year ended December 31, 2008, and through the date of this Form 8-K, there were no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year ended December 30, 2008 and through the date of this Form 8-K, neither the Company, nor anyone acting on its behalf, consulted with MHM with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company's consolidated financial statements, or any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). Prior to the Company's engagement of MHM, MHM did not provide the Company with either written or oral advice that was an important factor considered by the Company in reaching a decision to dismiss Marcum as its independent registered public accounting firm.

The Company provided Marcum with a copy of the foregoing disclosures on this Form 8-K and requested that Marcum furnish the Company with a letter addressed to the Securities Exchange Commission stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. The Company has received the requested letter from Marcum stating that it does agree, and a copy is filed as Exhibit 16.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImageWare Systems, Inc.

Date:   July 6, 2011
By:	/s/ Wayne Wetherell

Name: Wayne Wetherell
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-16.1	Marcum Consent, dated July 6, 2011